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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No.  )(1)

                            United Auto Group, Inc.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                   909440109
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  909440109                  13G                 PAGE 2 OF 10 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Aon Corporation
        36-3051915
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        Not applicable
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Delaware
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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,217,594
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,217,594
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,217,594 shares
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        Not applicable
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 11     Percent of Class Represented by Amount in Row (9)

        5.69%
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 12     Type of Reporting Person (See Instructions)

        HC, CO
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CUSIP NO.  909440109                  13G                 PAGE 3 OF 10 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Aon Advisors, Inc.
        54-1392321
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        Not applicable
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Virginia
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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,217,594
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,217,594
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,217,594 shares
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not applicable
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 11     Percent of Class Represented by Amount in Row (9)

        5.69%
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 12     Type of Reporting Person (See Instructions)

        IA, CO
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CUSIP NO.  909440109                  13G                 PAGE 4 OF 10 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        London General Insurance Company
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        Not applicable
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United Kingdom
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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   50,000
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    50,000
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        50,000 shares
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        Not applicable
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 11     Percent of Class Represented by Amount in Row (9)

        0.23%
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 12     Type of Reporting Person (See Instructions)

        CO
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CUSIP NO.  909440109                  13G                 PAGE 5 OF 10 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Virginia Surety Company, Inc.
        36-3186541
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        Not applicable
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  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   400,000
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    400,000
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        400,000 shares
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        Not applicable
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 11     Percent of Class Represented by Amount in Row (9)

        1.87%
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 12     Type of Reporting Person (See Instructions)

        IC, CO
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CUSIP NO.  909440109                  13G                 PAGE 6 OF 10 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Combined Insurance Company of America
        36-2136262
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        Not applicable
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Illinois
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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   767,594
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    767,594
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        767,594 shares
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        Not applicable
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 11     Percent of Class Represented by Amount in Row (9)

        3.59%
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 12     Type of Reporting Person (See Instructions)

        IC, CO
--------------------------------------------------------------------------------


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ITEM 1(A).        NAME OF ISSUER:

                  United Auto Group, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  375 Park Ave.- 22nd Floor
                  New York, NY  10152

ITEM 2(A).        NAME OF PERSON FILING:

                  Aon Corporation ("Aon") is filing this statement on behalf of itself, Aon Advisors, Inc. ("Aon Advisors"), Virginia Surety Company, Inc. ("Virginia Surety"), London General Insurance Company ("London General"), and Combined Insurance Company of America ("CICA"). Aon Advisors, Virginia Surety, London General and CICA are wholly-owned subsidiaries of Aon. Pursuant to respective Investment Advisory Agreements entered into by Aon Advisors with Virginia Surety, London General and CICA, the securities reported herein were acquired by Aon Advisors on behalf of, and as investment adviser to, Virginia Surety, London General and CICA.

                  As required by Rule 13d-1(f)(1), Exhibit 1 to this statement contains the Joint Filing Agreement entered into by each of the persons filing this joint disclosure statement on Schedule 13G.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Aon, Aon Advisors, Virginia Surety and CICA share the same principal business address:
                  123 North Wacker Drive
                  Chicago, Illinois 60606

                  London General's principal business address is:
                  Combined House
                  15 Wheatfield Way
                  Kingston, Surrey
                  United Kingdom  KT1 2PA

ITEM 2(C).        CITIZENSHIP:

                  Aon is a corporation incorporated under the laws of Delaware. Aon Advisors is a corporation incorporated under the laws of Virginia. Virginia Surety is a corporation incorporated under the laws of Illinois. London General is a corporation incorporated under the laws of the United Kingdom. CICA is a corporation incorporated under the laws of Illinois.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  909440 10 9





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ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
                13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                Aon is a parent holding company in accordance with section 240.13d-1(b)(ii)(G) of the Securities Exchange Act of 1934 (the "Exchange Act"). Aon Advisors is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

                Virginia Surety is an insurance company as defined in section 3(a)(19) of the Exchange Act. CICA is an insurance company as defined in section 3(a)(19) of the Exchange Act.

ITEM 4.         OWNERSHIP.

                See Items 5 through 9 and Item 11 on pages 2 through 5.
                (a)   Amount beneficially owned:   1,217,594 shares
                (b)   Percent of class:5.69%
                (c)   Number of shares as to which such person has:
                      (i) Sole power to vote or to direct the vote - 0
                      (ii) Shared power to vote or direct the vote - 1,217,594
                      (iii) Sole power to dispose or to direct the disposition
                            of - 0
                      (iv) Shared power to dispose or to direct the
                           disposition of - 1,217,594

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                NOT APPLICABLE

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Aon is a parent holding company of Aon Advisors, Virginia Surety, London General and CICA, and accordingly, has filed this schedule pursuant to Rule 13d-1(b)(ii)(G). See Items 2(a) and 3.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                NOT APPLICABLE

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                NOT APPLICABLE

ITEM 10.        CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Aon Corporation
Date:    February 1, 2000


By:  /s/ Michael A. Conway
   -----------------------------------
Name: Michael A. Conway
Title: Senior Vice President


Aon Advisors, Inc.
Date:    February 1, 2000


By:  /s/ Michael A. Conway
   -----------------------------------
Name: Michael A. Conway
Title: President


Virginia Surety Company, Inc.
Date:    February 1, 2000


By:  /s/ Michael A. Conway
   -----------------------------------
Name: Michael A. Conway
Title: Senior Vice President


London General Insurance Company
Date:    February 1, 2000


By:  /s/ Michael A. Conway
   -----------------------------------
Name: Michael A. Conway
Title: Agent


Combined Insurance Company of America
Date:    February 1, 2000


By:  /s/ Michael A. Conway
   -----------------------------------
Name: Michael A. Conway
Title: Senior Vice President




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